Exhibit 99.1

LiveWire EV

US GAAP Combined financial statements

LiveWire EV

US GAAP Combined financial statements

For the six months ended June 26, 2022 and June 27, 2021

LiveWire EV

US GAAP Combined financial statements

INDEX TO FINANCIAL STATEMENTS

LiveWire EV FINANCIAL STATEMENTS

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS		2

COMBINED BALANCE SHEETS		3

COMBINED STATEMENTS OF CASH FLOWS		4

COMBINED STATEMENTS OF CHANGES IN EQUITY		5

1)	Description of Business and Basis of Presentation	6

2)	New Accounting Standards	7

3)	Revenue	8

4)	Income Taxes	8

5)	Additional Balance Sheet Information	9

6)	Leases	10

7)	Fair Value Measurements	11

8)	Product Warranty and Recall Campaigns	12

9)	Employee Retirement and Other Postretirement Benefits	12

10)	Commitments and Contingencies	13

11)	Share-Based Awards	13

12)	Related Party Transactions	14

13)	Subsequent Events	15

LiveWire EV

US GAAP Combined financial statements

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Six Months Ended
	June 26, 2022	June 27, 2021
Revenue, net (Note 3)	$25,662	$15,906

Costs and expenses:
Cost of goods sold	25,187	17,255
Selling, administrative and engineering expense	35,281	29,783

Operating expense	60,468	47,038

Operating loss	(34,806)	(31,132)
Other income (expense), net	156	(11)
Interest expense related party (Note 12)	(475)	(124)
Interest (expense) income	(20)	10

Loss before income taxes	(35,145)	(31,257)
Income tax provision	163	47

Net loss	(35,308)	(31,304)
Other comprehensive loss:
Foreign currency translation adjustments	(94)	(28)

Comprehensive loss	$(35,402)	$(31,332)

See accompanying notes to Combined financial statements.

LiveWire EV

US GAAP Combined financial statements

COMBINED BALANCE SHEETS

(In thousands)

	(Unaudited) June 26, 2022	December 31, 2021
ASSETS
Current assets:
Cash	$5,365	$2,668
Accounts receivable, net	5,339	6,772
Accounts receivable from related party (Note 12)	1,248	124
Inventories (Note 5)	25,834	16,797
Other current assets (Note 5)	1,659	3,556

Total current assets	39,445	29,917
Property, plant and equipment, net (Note 5)	22,817	17,894
Goodwill	8,327	8,327
Deferred tax assets	72	72
Lease assets (Note 6)	2,953	3,471
Intangible assets, net	2,040	2,271
Other long-term assets	1,275	—

Total assets	$76,929	$61,952

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$18,526	$9,011
Accrued liabilities (Note 5)	13,353	15,574
Contingent consideration liability (Note 7)	—	2,180
Notes payable to related party (Note 12)	—	103
Current portion of lease liabilities (Note 6)	1,223	1,146

Total current liabilities	33,102	28,014
Long-term supplier liability (Note 5)	3,514	5,330
Long-term portion of lease liabilities (Note 6)	1,832	2,423
Deferred tax liabilities	268	186
Long-term portion of notes payable to related party (Note 12)	—	5,699
Other long-term liabilities	322	375
Commitments and contingencies (Note 10)	—	—

Total liabilities	39,038	42,027
Total equity:
Net Parent investment	37,840	19,780
Accumulated other comprehensive income	51	145

Total equity	37,891	19,925

Total liabilities and equity	$76,929	$61,952

See accompanying notes to Combined financial statements.

LiveWire EV

US GAAP Combined financial statements

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months ended
	June 26, 2022	June 27, 2021
Cash flows from operating activities:
Net loss	$(35,308)	$(31,304)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	2,806	2,072
Change in valuation of contingent consideration liability	—	24
Stock compensation	(171)	232
Deferred income taxes	82	—
Payment of contingent consideration in excess of acquisition date fair value	(413)	—
Other, net	(1,413)	423
Changes in current assets and liabilities:
Accounts receivable, net	1,433	(1,475)
Accounts receivable from related party	(1,124)	(54)
Inventories	(9,037)	5,873
Other current assets	1,892	(639)
Accounts payable and accrued liabilities	3,609	(11,627)

Net cash used by operating activities	(37,644)	(36,475)

Cash flows from investing activities:
Capital expenditures	(5,722)	(3,937)

Net cash used by investing activities	(5,722)	(3,937)

Cash flows from financing activities:
Borrowings on notes payable to related party	15,333	—
Repayments on notes payable to related party	—	(1,000)
Payment of contingent consideration up to acquisition date fair value	(1,767)	—
Transfers from Parent	32,497	42,986

Net cash provided by financing activities	46,063	41,986

Net increase in cash	2,697	1,574
Cash:
Cash, beginning of period	2,668	2,401

Cash, end of period	$5,365	$3,975

See accompanying notes to Combined financial statements.

LiveWire EV

US GAAP Combined financial statements

COMBINED STATEMENTS OF CHANGES IN EQUITY

(In thousands)

(Unaudited)

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance, December 31, 2021	$19,780	$145	$19,925
Net loss	(35,308)	—	(35,308)
Other comprehensive loss	—	(94)	(94)
Net contribution from Parent	53,368	—	53,368

Balance, June 26, 2022	$37,840	$51	$37,891

	Net Parent Investment	Accumulated Other Comprehensive Income (Loss)	Total Equity
Balance, December 31, 2020	$1,793	$230	$2,023
Net loss	(31,304)	—	(31,304)
Other comprehensive loss	—	(28)	(28)
Net contribution from Parent	43,218	—	43,218

Balance, June 27, 2021	$13,707	$202	$13,909

See accompanying notes to Combined financial statements.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

1)	Description of Business and Basis of Presentation

LiveWire EV (the “Company”) is comprised of certain net assets and operating activities related to the historical electric vehicle operations of certain wholly owned indirect subsidiaries of Harley-Davidson, Inc. (the “Parent”). The Parent has common shares listed on the New York Stock Exchange. The accompanying combined financial statements and footnotes (“Combined financial statements”) present the assets, liabilities, revenues, and expenses directly attributed to the Company, as well as certain allocations from the Parent. The Company does not operate as a separate, stand-alone entity and historically was included as part of the motorcycles and related products (“Motorcycles”) segment of the Parent.

The Company has one reportable segment that sells electric vehicles, parts and accessories, and apparel in the United States (US) and certain international markets. The Company introduced its first electric motorcycle in July 2019 as the Harley-Davidson LiveWire. In the second half of 2021, the Company established the LiveWire brand and introduced the rebranded LiveWire One electric motorcycle. The Company also sells electric balance bikes under the STACYC and H-D IRONe brands, as well as through private label arrangements. Electric motorcycles are sold at wholesale to a network of independent dealers and, beginning in the third quarter of 2021, also at retail through a Company-operated retail partner and through online sales. Electric balance bikes are sold at wholesale to independent dealers and an independent distributor, as well as, direct to consumers online.

Merger / Business Combination with AEA-Bridges Impact Corp.

On December 12, 2021, the Parent and AEA-Bridges Impact Corp (ABIC), a special purpose acquisition company (SPAC) sponsored by executives of AEA Investors and Bridges Fund Management, entered into a definitive business combination agreement (Business Combination Agreement) under which, at closing, ABIC (following its Domestication, as defined in the Business Combination Agreement) combined with the Company to create a new publicly traded company (Combined Company), listed on the New York Stock Exchange. Concurrently with the execution of the Business Combination Agreement, the Company entered into subscription agreements with its Parent and an independent strategic investor, Kwang Yang Motor Co., Ltd. (KYMCO), (collectively, the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors collectively subscribed for 20.0 million shares of common stock for an aggregate purchase price equal to $200.0 million (the “PIPE Investment”). The business combination closed and the PIPE Investment was consummated on September 26, 2022 as more fully described in Note 13, Subsequent Events.

As a result of the Business Combination Agreement signed on December 12, 2021, the Parent and the Company entered into a separation agreement (the Separation Agreement) which sets forth the Company’s agreements with Harley-Davidson regarding the separation of the LiveWire business from Harley-Davidson into an independent company (the “Separation”). The Separation was consummated on September 26, 2022 as more fully described in Note 13, Subsequent Events.

Basis of Presentation

In the opinion of the Company’s management, the accompanying unaudited Combined financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Combined balance sheet as of June 26, 2022, the Combined statements of operations and comprehensive loss for the six months ended June 26, 2022 and June 27, 2021, the Combined statements of cash flows for the six months then ended, and the Combined statements of changes in equity for the six months ended June 26, 2022 and June 27, 2021.

Certain information and disclosures normally included in complete financial statements have been condensed or omitted pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC) and generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial reporting. These unaudited Combined financial statements should be read in conjunction with the audited combined financial statements and accompanying notes for the years ended December 31, 2021 and 2020.

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the amounts reported in the Combined financial statements and the accompanying notes. Actual results could differ from those estimates.

The Combined financial statements present the Company as it was historically managed and operated by the Parent. The accompanying Combined financial statements have been derived from the consolidated financial statements and accounting records of the Parent to reflect the operations of the Company for the periods presented and have been prepared in accordance with accounting principles generally accepted in the US and pursuant to the rules and regulations of the US Securities and Exchange Commission (SEC). The Company’s financial information is presented as combined carve-out financial information using the historical results of operations and the historical bases of assets and liabilities of the Parent. Intercompany transactions within the Company have been eliminated in preparing the Combined financial statements.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

Management of the Company believes assumptions underlying the Combined financial statements are reasonable. However, the Combined financial statements may not be indicative of the combined financial position, results of operations, and cash flows of the Company in the future or if it had operated independently of the Parent. Actual costs that would have been incurred if the Company had operated as a standalone company would depend on multiple factors, including organizational structure and strategic decisions made in various areas, primarily including, technology support, marketing, finance, engineering, usage of shared assets, and other general corporate and administrative costs, such as treasury, human resources, and others. The Company also may incur additional costs associated with being a standalone, publicly listed company that were not included in the expense allocations and, therefore, may result in additional costs that are not reflected in the historical results of operations, financial position, and cash flows. Principal assumptions underlying the Combined financial statements include:

•

The Combined statements of operations and comprehensive loss include all revenues and costs directly attributable to the Company as well as an allocation of expenses from the Parent related to shared manufacturing costs; engineering expenses, selling expenses, general and administrative expenses, marketing expenses, employee-related expenses, charges for use of shared assets, and other expenses related to Parent’s corporate functions that provide support to the Company. The Parent allocates these costs to the Company using methodologies that management believes are appropriate and reasonable. Costs are generally attributed based on specific identification, legal obligation, or in another manner that best reflects the nature of how the expense is incurred, such as gross revenue, wholesale motorcycle shipments, standard cost, production units, and other allocation methods as deemed appropriate.

•

The Combined balance sheets include the attribution of certain assets and liabilities that have historically been held at the corporate level by the Parent, but which are specifically identifiable or attributable to the Company. The Parent’s cash management and financing activities are centralized. Accordingly, no cash has been attributed to the Combined financial statements, except for certain legally held cash accounts held by entities included in the Combined financial statements.

•

Net Parent investment in the Combined statements of changes in equity and the Combined balance sheets represents the accumulation of the Company’s net loss over time and the net effect of transactions with and allocations from the Parent.

•

Transactions between the Parent and the Company are generally considered to be effectively settled in cash at the time the transaction is recorded except for the note payable to related party and accounts receivable from related party (see disclosure in Note 12, Related Party Transactions). The net effect of the settlement of transactions with the Parent is reflected in the combined statements of cash flows as a financing activity and in the Combined balance sheets as “Net Parent investment.”

•	Within the Combined financial statements and tables presented, certain columns and rows may not sum due to the use of rounded numbers for disclosure purposes.

•	Certain comparative amounts have been reclassified to conform to the current year presentation.

Liquidity and Going Concern

The Company historically managed liquidity risk by effectively managing its working capital, capital expenditures, and cash flows, making use of a central treasury function at the Parent to manage pooled cash investments and borrowing requirements. As an early-stage growth company, the Company does not expect to generate from operations adequate liquidity to fund its operations for the next twelve months. Prior to the business combination with ABIC the Parent supported the operating, investing and financing activities of the Company. Following the business combination with ABIC, the Company received net proceeds of approximately $293.7 million as more fully described in Note 13, Subsequent Events. Management believes that cash on hand and the proceeds received from the business combination will provide sufficient liquidity to meet the Company’s projected obligations for at least twelve months from September 30, 2022, the date these Combined financial statements were issued.

The Combined financial statements for the Company have been prepared on the basis of accounting policies applicable to a going concern. The going concern basis presumes that for the foreseeable future, funds will be available to finance future operations and that the realization of assets and settlement of liabilities, contingent obligations and commitments will occur in the ordinary course of business.

2)	New Accounting Standards

Other than the recent accounting pronouncements disclosed in the Company’s Combined financial statements for the fiscal year ended December 31, 2021, there have been no new accounting pronouncements or changes in accounting pronouncements during the first six months ended June 26, 2022 that are significant or potentially significant to the Company.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

3)	Revenue

The Company recognizes revenue when it satisfies a performance obligation by transferring control of a good or service to a customer. Revenue is measured based on the consideration that the Company expects to be entitled to in exchange for the goods or services transferred. Taxes that are collected from a customer concurrent with revenue-producing activities are excluded from revenue.

Disaggregated Revenue, net by major source was as follows (in thousands):

	Six Months Ended
	June 26, 2022	June 27, 2021
Electric motorcycles	$6,982	$4,192
Electric balance bikes, parts and accessories	18,197	11,342
Motorcycle parts and accessories	478	288
Apparel	5	84

Revenue, net	$25,662	$15,906

Revenue from the sale of electric motorcycles, electric balance bikes as well as parts and accessories and apparel are recorded when control is transferred to the customer, generally at the time of shipment to independent dealers and distributors or at the time of delivery to retail customers.

The Company offers sales incentive programs to independent dealers and retail customers designed to promote the sale of its products. The Company estimates its variable consideration related to its sales incentive programs using the expected value method. The Company accounts for consideration payable to a customer as part of its sales incentives as a reduction of revenue, which is accrued at the later of the date the related sale is recorded or the date the incentive program is both approved and communicated.

The Company offers the right to return eligible parts and accessories and apparel. When the Company offers a right to return, it estimates returns based on an analysis of historical trends and records revenue on the initial sale only in the amount that it expects to be entitled. The remaining consideration is deferred in a refund liability account. The refund liability is remeasured for changes in the estimate at each reporting date with a corresponding adjustment to revenue.

Variable consideration related to sales incentives and rights to return is adjusted at the earliest of when the amount of consideration the Company expects to receive changes, or the consideration becomes fixed. Adjustments for variable consideration related to previously recognized sales were not material during 2022 and 2021.

Shipping and handling costs associated with freight after control of a product has transferred to a customer are accounted for as fulfillment costs. The Company accrues for the shipping and handling in the same period that the related revenue is recognized.

The Company offers standard, limited warranties on its motorcycles, electric balance bikes, and parts and accessories. These warranties provide assurance that the product will function as expected and are not separate performance obligations. The Company accounts for estimated warranty costs as a liability upon transferring control to the customer.

Contract Liabilities

The Company maintains certain deferred revenue balances related to payments received at contract inception in advance of the Company’s performance under the contract and generally relates to customer deposits for electric balance bikes. Deferred revenue is recognized as revenue as the Company performs under the contract. Deferred revenue, included in Accrued liabilities on the Combined balance sheets, was as follows (in thousands):

	June 26, 2022	June 27, 2021
Balance, beginning of period	$1,644	$—
Balance, end of period	1,092	1,888

Previously deferred revenue recognized as revenue in the six months ended June 26, 2022 was $2,185 thousand. The Company expects to recognize approximately $1,092 thousand of the remaining deferred revenue in 2022.

4)	Income Taxes

The Company’s effective income tax rate for the six months ended June 26, 2022 was -0.46% compared to -0.15% for the six months ended June 27, 2021.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

The Company generated operating losses in each of the periods presented. The Company is not recognizing an income tax benefit related to these losses because the Company does not believe there is sufficient positive evidence regarding the ability to realize the benefit of these losses. Further, the operating results of the Company have historically been included in the consolidated federal and combined state tax returns of the Parent and the resulting tax attributes have been fully utilized by the Parent and are no longer available to the Company for future use. Certain separate state NOLs which belong to the Company are reflected in the financials presented. After an assessment of the positive and negative evidence regarding the realizability of the separate state NOLs and other deferred tax assets reflected in the financials, it was determined a valuation allowance was required.

5)	Additional Balance Sheet Information

Inventories consisted of the following (in thousands):

	June 26, 2022	December 31, 2021
Raw materials and work in progress	$6,993	$5,233
Electric motorcycles and electric balance bikes	14,137	8,636
Parts and accessories and apparel	4,704	2,928

	$25,834	$16,797

Other current assets include prepaid supplier deposits of $974 thousand and $3,025 thousand as of June 26, 2022 and December 31, 2021 relating to future inventory purchases.

Property, plant and equipment, net consisted of the following, (in thousands):

	June 26, 2022	December 31, 2021
Construction in progress	$16,961	$9,746
Tooling	9,827	10,155
Machinery and equipment	2,844	3,317
Software	2,798	2,798
Leasehold improvements	1,635	1,266

	34,065	27,282
Accumulated depreciation	(11,248)	(9,388)

	$22,817	$17,894

Depreciation for the six months ended June 26, 2022 and June 27, 2021 was $2,575 thousand and $1,841 thousand, respectively. Software, net of accumulated amortization, included in Property, plant and equipment, net was $1,776 thousand and $2,242 thousand as of June 26, 2022 and December 31, 2021 respectively. The Company had $5,995 thousand and $3,651 thousand related to purchases of Property, plant and equipment included in Accounts payable as of June 26, 2022 and December 31, 2021, respectively.

Other long-term assets consisted primarily of capitalized implementation costs incurred in connection with cloud computing arrangements that do not include a license to internal-use software in accordance with Accounting Standards Update 2018-15.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

Accrued liabilities consisted of the following, (in thousands):

	June 26, 2022	December 31, 2021
Payroll and employee benefits	$3,424	$6,129
Engineering	3,411	2,680
Supplier commitment	1,672	—
Warranty and recalls	607	720
Deferred revenue	1,092	1,644
Sales incentives	222	795
Taxes	736	918
Other	2,189	2,688

	$13,353	$15,574

The Company has a liability related to an excess firm purchase commitment to a supplier. Based on contractual terms, beginning with calendar year 2022, the Company expects to pay, in January of each calendar year, any amounts due to the supplier from the preceding calendar year. The total obligation was $5,186 thousand and $5,330 thousand as of June 26, 2022 and December 31, 2021, respectively. The non-current portion, included in Long-term supplier liability on the combined balance sheets was $3,514 thousand and $5,330 thousand, as of June 26, 2022 and December 31, 2021, respectively. The current portion of the liability was recorded within Accrued liabilities and was $1,672 thousand as of June 26, 2022. There was no current portion as of December 31, 2021.

6)	Leases

The Company determines if an arrangement is or contains a lease at contract inception.

Right of Use (ROU) assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of future lease payments over the lease term. The ROU asset also includes prepaid lease payments and initial direct costs and is reduced for lease incentives paid by the lessor. The discount rate used to determine the present value is generally the Parent’s incremental borrowing rate because the implicit rate in the lease is not readily determinable. The lease term used to calculate the ROU asset and lease liabilities includes periods covered by options to extend or terminate when the Company is reasonably certain the lease term will include these optional periods.

In accordance with ASC Topic 842, the Company elected the short-term lease practical expedient that allows entities to recognize lease payments on a straight-line basis over the lease term for leases with a term of 12 months or less. The Company has also elected the practical expedient under ASC Topic 842 allowing entities to not separate non-lease components from lease components, but instead account for such components as a single lease component for all leases except leases involving assets used in manufacturing and distribution processes.

The Company has operating real estate lease arrangements. The Company’s leases have a remaining lease term of 1 to 5 years. The Company’s leases do not contain any material residual value guarantees or material restrictive covenants.

Operating lease expense was $624 thousand and $213 thousand for the six months ended June 26, 2022 and June 27, 2021, respectively.

Balance sheet information related to the Company’s leases was as follows (in thousands):

	June 26, 2022	December 31, 2021
Lease assets	$2,953	$3,471
Current portion of lease liability	1,223	1,146
Long-term portion of lease liabilities	1,832	2,423

	$3,055	$3,569

LiveWire EV

Notes to Combined financial statements

(Unaudited)

Future maturities of the Company’s operating lease liabilities as of June 26, 2022 were as follows (in thousands):

Future lease payments:
2022	$638
2023	1,229
2024	887
2025	209
2026	150
Thereafter	—

3,113
Present value discount	(58)

Lease liabilities	$3,055

Other lease information surrounding the Company’s operating leases was as follows (in thousands):

	Six Months ended
	June 26, 2022	June 27, 2021
Cash outflows for amounts included in the measurement of lease liabilities	$620	$205
ROU assets obtained in exchange for lease obligations	85	1,329
Lease modifications	—	—
Weighted-average remaining lease term (in years)	2.72	4.11
Weighted-average discount rate	1.30%	1.91%

7)	Fair Value Measurements

The Company assesses the inputs used to measure fair value using a three-tier hierarchy.

•	Level 1 inputs include quoted prices for identical instruments and are the most observable.

•	Level 2 inputs include quoted prices for similar assets and observable inputs.

•	Level 3 inputs are not observable in the market and include the Company’s judgments about the assumptions market participants would use in pricing the asset or liability.

As of December 31, 2021, the Company had a contingent consideration obligation related to an aggregate earnout payment associated with the Parent’s 2019 acquisition of STACYC, Inc (STACYC). The contingent consideration related to an aggregate earnout payment with a potential payout ranging from $0 to $6,537 thousand based on the achievement of sales volume targets during the twelve-month performance periods beginning in June 2019, 2020, and 2021, respectively. Each annual period had its own milestone target and related potential earn-out payment. The earnout was payable in three installments during 2020, 2021, and 2022. The Company recorded a liability of $4,978 thousand at the acquisition-date for the fair value based on the likelihood of contingent earn-out payments as part of the total consideration. In 2021 and 2020, the Company made payments of $2,180 thousand during each period based on the full achievement of performance targets for the first two annual performance periods. On June 24, 2022, the Company made the final earnout payment of $2,180 thousand. The final payment settled the Company’s contingent consideration obligation related to acquisition of STACYC.

The fair value of the company’s contingent consideration liability for each remeasurement period was calculated using the following significant unobservable inputs:

	December 31, 2021
Discount Rate per performance period [a]	2020: 0.6 2021: 0.7	% %
Revenue Volatility [b]	25%
Revenue Metric Risk Premium [c]	11%

LiveWire EV

Notes to Combined financial statements

(Unaudited)

[a]	Discount rates applied in arriving at expected cash flow are based on the Company’s estimated cost of debt over the appropriate time horizon as it relates to the annual contingent payments.
[b]	Revenue volatility is based on historical revenue volatility data observed for guideline public companies and selected as the product volume volatility assumption for the Monte-Carlo Simulation.
[c]	The Revenue Metric Risk Premium was calculated based on the risk-free rate, revenue beta, equity risk premium, size premium and company-specific risk premium

Below is a roll-forward of the contingent consideration liability measured at estimated fair value for the following periods (in thousands):

	Six Months ended
	June 26, 2022	June 27, 2021
Balance, beginning of period	$2,180	$4,311
Revaluation of contingent consideration liability	—	24
Cash paid	(2,180)	—

Balance, end of period	$—	$4,335

8)	Product Warranty and Recall Campaigns

The Company provides a limited warranty on the new electric motorcycles for a period of two years, except for the battery which is covered for five years. The Company also provides limited warranties on parts and accessories and electric balance bikes. The warranty coverage for the retail customer generally begins when the product is sold to the retail customer. The Company accrues for future warranty claims when the Company transfers control to its customer using an estimated cost based primarily on historical Company claim information. In the case of both warranty and recall costs, as actual experience becomes available it is used to update the accruals.

Additionally, the Company may from time-to-time initiate certain voluntary recall campaigns. The Company records estimated recall costs when the liability is both probable and estimable. This generally occurs when the Company’s management approves and commits to a recall. The warranty and recall liability are included in Accrued liabilities and Other long-term liabilities on the Combined balance sheets.

Changes in the Company’s warranty and recall liability were as follows (in thousands):

	Six Months ended
	June 26, 2022	June 27, 2021
Balance, beginning of period	$1,095	$778
Warranties issued during the period	95	337
Settlements made during the period	(342)	(547)
Currency translation adjustments	(43)	(1)
Recalls and changes to pre-existing warranty liabilities	124	595

Balance, end of period	$929	$1,162

The liability for recall campaigns included in the balance above was $266 thousand and $269 thousand as of June 26, 2022 and December 31,2021, respectively.

9)	Employee Retirement and Other Postretirement Benefits

Defined Benefit Plans and Other Postretirement Benefit Plans

The Parent sponsors a qualified pension plan and a postretirement healthcare plan which cover eligible Company employees and retirees. These defined benefit plans include both Company eligible employees and other employees of the Parent (“Shared” plans) and are accounted for as multiemployer benefit plans and the related net benefit plan assets and obligations are not included in the Company’s Combined balance sheets. A portion of the related net periodic benefit plan cost has been allocated to the Company based on an estimated cost per plan participant and allocations of corporate and other shared functional personnel. The Company recorded

LiveWire EV

Notes to Combined financial statements

(Unaudited)

expense of $22 thousand and $92 thousand for the six months ended June 26, 2022 and June 27, 2021, respectively, for the Company’s allocation of net periodic pension and healthcare plan costs related to the Company’s employees. The Company is not required to make any contributions to the plans sponsored by the Parent.

Defined Contribution Plans

The Parent has various defined contribution benefit plans that in total cover substantially all full-time employees. Employees can make voluntary contributions in accordance with the provisions of their respective plan, which includes a 401(k)-tax deferral option.

On March 1, 2022, the Company established a LiveWire 401(k) plan for the benefit of the Company’s employees. In connection with the establishment of the LiveWire 401(k) plan, the Parent made all employer contributions to its 401(k) plan on behalf of the Company’s employees, prorated for the portion of the plan year ending March 1, 2022. Upon the establishment of the LiveWire 401(k) plan, each of the Company’s employees then-participating in the Parent’s 401(k) plan became fully vested in his or her account balance under the Parent’s 401(k) plan and their account balances under the Parent’s 401(k) plan were transferred to the LiveWire 401(k) plan.

The Company expensed $833 thousand and $387 thousand for the six months ended June 26, 2022 and June 27, 2021, respectively, related to defined contribution benefits plans contributions.

10)	Commitments and Contingencies

The Company is subject to claims related to product and other commercial matters. In determining costs to accrue related to these items, the Company carefully analyzes cases and considers the likelihood of adverse judgments or outcomes, as well as the potential range of possible loss. The Company accrues for matters when losses are both probable and estimable. Any amounts accrued for these matters are monitored on an ongoing basis and are updated based on new developments or new information as it becomes available for each matter. Refer to Note 5, Additional Balance Sheet Information for a discussion of a supplier liability and Note 8, Product Warranty and Recall Campaigns for a discussion of warranty and recall liabilities. The Company is self-insured for product liability claims, and the Parent maintains insurance for individual claim amounts in excess of the self-insured amounts.

11)	Share-Based Awards

Certain employees of the Company participated in the Parent’s share-based compensation plan under which the Parent’s Board of Directors may grant to employees share-based awards, including RSUs and performance shares. As additional employees transferred from the Parent to the Company, any outstanding share-based awards previously granted have been retained by the employees and have been transferred to the Company. All awards granted under the plans are based on the Parent’s common shares and, as such, were reflected in the Combined balance sheets as Net Parent investment and Accrued liabilities for equity-classified awards and liability-classified awards, respectively. Share-based compensation included in the Combined statements of operations and comprehensive loss includes expense attributable to the Company based on the awards and terms previously granted to the Company’s employees. Total share-based award compensation expense recognized by the Company for the six months ended June 26, 2022 and June 27, 2021 was $592 thousand and $232 thousand, respectively. The cost of each equity-classified award is based on the fair value as of the grant date. The cost of each liability-classified award is based on the fair value at the grant date, subsequently remeasured at each reporting date until the date of settlement. Forfeitures for share-based awards are estimated at the grant date and adjusted when it is likely to change. Share-based award expense is recognized on a straight-line basis over the service periods. The expense recognized reflects the number of awards that are ultimately expected to vest based on service. At settlement of equity classified awards, the Parent delivers common stock to participants from its authorized but unissued common stock.

During the three months ended March 27, 2022, the Company elected to cancel and convert outstanding RSUs held by 91 of the Company’s employees into the right to receive cash payments (each, an “RSU Payment”) on the date which the RSU award would otherwise become vested in accordance with the vesting schedule applied to such award immediately prior to cancellation of the award. The cancellation of equity-classified awards resulted in a reduction to Net Parent investment and share-based award expense of $171 thousand. The conversion to RSU Payments, which are liability-classified awards, resulted in an increase to Accrued liabilities and share-based award expense of $474 thousand. The incremental compensation cost resulting from the modification of the RSUs was immaterial. As of June 26, 2022, the accrued liability for the cash awards was $673 thousand.

Each RSU Payment is a liability-classified award, which will (i) be in amount equal to (x) the number of shares of the Parent’s common stock subject to such RSU award that would have otherwise become vested on the applicable RSU vesting date in accordance with the applicable RSU vesting schedule, multiplied by (y) the closing trading price of a share of the Parent’s common stock on such RSU vesting date and (ii) be paid to the applicable employee of the Company on or within 30 days following the applicable RSU vesting date, subject to and conditioned upon such employee’s continued employment or service, as applicable, to the Company through the applicable vesting date.

As of June 26, 2022, there was $2,042 thousand of unrecognized compensation cost related to liability-classified awards, net of estimated forfeitures, that is expected to be recognized over a weighted-average period of 1.47 years.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

12)	Related Party Transactions

Historically, the Company has been managed and operated in the normal course of business by various Parent entities. Accordingly, certain costs have been allocated to the Company and are reflected as expenses in the Combined statements of operations and comprehensive loss. The Company considers the allocation methodologies used to be reasonable, such that the allocations appropriately reflect the various Parent entities’ historical expenses attributable to the Company for purposes of the Combined financial statements. However, the expenses reflected in the Combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if the Company had historically operated as a stand-alone independent entity. It is not practicable to estimate actual costs that would have been incurred had the Company been a standalone company during the periods presented. In addition, the expenses reflected in the Combined financial statements may not be indicative of expenses that the Company will incur in the future.

Manufacturing cost of sales

The Company produces electric motorcycles in manufacturing facilities shared with the Parent. Certain costs of goods sold for shared facilities and shared manufacturing of $2,808 thousand and $1,742 thousand for the six months ended June 26, 2022 and June 27, 2021, respectively, were specifically identified or allocated, mainly based on standard cost of production.

Operating expense allocation

The Parent provides technology support, marketing, engineering, shared assets, finance, and other corporate and administrative services such as treasury, human resources, and legal, to the Company. These expenses of $1,707 thousand and $686 thousand for the six months ended June 26, 2022 and June 27, 2021, respectively, have been allocated to the Company and are included in Selling, administrative and engineering expense in the Combined statements of operations and comprehensive loss, where direct assignment of costs incurred by the Parent was not possible or practical. These costs were allocated using related drivers associated with the nature of the business, such as gross revenue and wholesale motorcycle shipments. Other cost allocation metrics, such as headcount and square footage, were not deemed appropriate given the Company’s reliance on facilities and personnel that are shared with the Parent.

Cash management and financing

The Company’s Treasury function is maintained by the Parent. Accordingly, no cash, cash equivalents, or marketable securities have been attributed to the Combined financial statements, except for certain cash accounts. Certain cash accounts and the notes payable to related party are retained by the Company because they were legally held by the Company. The Parent utilizes a centralized approach to cash management and the financing of its operations. Under this centralized cash management approach, the Parent provides funds to the Company.

Cash transfers from Parent related to services and funding for operations provided by the Parent were $32,497 thousand and $42,986 thousand for the period ended June 26, 2022 and June 27, 2021, respectively. Net contributions from the Parent are included within Net Parent investment in the Combined statements of changes in equity.

	Six Months ended (in thousands)
	June 26, 2022	June 27, 2021
Net contribution from Parent	$53,368	$43,218
Settlement of notes payable to related party and accrued interest	(21,610)	—
Transfer of assets to Parent	568	—
Stock compensation	171	(232)

Transfers from Parent per cash flow statement	$32,497	$42,986

Other transactions

All sales of electric motorcycles and related products to independent dealers in the US and Canada are financed by the purchasing independent dealers through HDFS, a wholly owned subsidiary of the Parent; therefore, accounts receivable related to these sales to independent dealers are recorded in Accounts receivable from related party on the Combined balance sheets. Amounts financed by independent dealers through HDFS, not yet remitted to the Company by HDFS on the dealers’ behalf are generally settled within 30 days.

Notes payable to related party on the Combined balance sheets relate to three lines of credit agreements with the Parent, two of which were entered into on December 23, 2020 and the third was entered into on July 6, 2021. There are no financial covenants associated with these lines of credit. Each of these agreements allow for earlier payment on demand of Parent in the event of default.

LiveWire EV

Notes to Combined financial statements

(Unaudited)

The Company’s first line of credit agreement has a maximum borrowing limit of $5,000 thousand with an interest rate of 6.6%. This line of credit was amended and restated on December 22, 2021 with a maturity date of December 31, 2022. The Company had no outstanding amounts at June 26, 2022 and December 31, 2021.

The Company’s second line of credit agreement with the Parent has a maximum borrowing limit of $10,000 thousand with an interest rate of 6.6% and a maturity date of December 31, 2023. This line of credit agreement limits the use of proceeds to the payment of contingent consideration related to the Company’s purchase agreement for the acquisition of STACYC on March 4, 2019. The Company had no outstanding amount under this line of credit at June 26, 2022 and $5,333 thousand outstanding at December 31, 2021.

The Company’s third line of credit agreement has a maximum borrowing limit of $60,000 thousand with an interest rate of 6.6%. This line of credit was amended and restated on December 22, 2021 with a maturity date December 22, 2022. The Company had no outstanding amount under this line of credit at June 26, 2022 and $100 thousand outstanding at December 31, 2021.

The notes payable to related party presented on the Combined balance sheets included the following accrued interest amounts as of (in thousands):

	June 26, 2022	December 31, 2021
Current portion of notes payable to related party	$—	$3
Long-term portion of notes payable to related party	—	366

	$—	$369

Interest paid on the notes payable to related party was $0 and $59 for the six months ended June 26, 2022 and June 27, 2021, respectively.

During the period ended June 26, 2022, the Company borrowed $15,333 thousand under the lines of credit agreements prior to their final settlement on June 24, 2022. Pursuant to the Separation Agreement, the Parent elected to settle all notes payable to related party outstanding as of June 24, 2022, including accrued interest, through capital contribution and without any cash being exchanged between the Company and the Parent. The settlement includes the principal amount and accrued interest of $20,766 thousand and $844 thousand, respectively. The capital contribution to settle the notes payable and accrued interest increased the Net Parent investment on the Combined balance sheets.

13)	Subsequent Events

The Company evaluated subsequent events through September 30, 2022, the date that the financial statements were issued.

On September 26, 2022, prior to the consummation of the business combination (described below), the Company consummated the Separation subject to the terms of the Separation Agreement. As a result, certain assets and liabilities were retained and settled by the Parent and did not transfer to the Company. As of June 26, 2022, the value of assets and liabilities and related tax effects retained by the Parent at Separation was $8,961 thousand and $11,393 thousand, respectively. The most significant assets retained by the Parent included assets that relate to Harley-Davidson branded LiveWire motorcycles including certain assets that relate to the manufacture of LiveWire One electric motorcycles. The most significant liabilities retained and settled by the Parent included employee liabilities related to service rendered prior to the closing of the business combination, accounts payable outstanding for amounts owed to suppliers to manufacture electric motorcycles, a supplier liability for an excess firm purchase commitment, and certain warranty liabilities associated with the Harley-Davidson branded LiveWire motorcycle (see disclosure in Note 8, Product Warranty and Recall Campaigns).

On September 26, 2022, the Company consummated the merger with ABIC (following its Domestication, as defined in the Business Combination Agreement) resulting in net proceeds of approximately $293.7 million, including $100 million investment from the Parent and $100 million investment from KYMCO through a PIPE. Additionally, LiveWire received ABIC’s cash held in trust account of $13.6 million (net of the SPAC share redemption amount of $368.1 million and payment of transaction costs incurred by ABIC of $20.6 million) and the $100 million equity backstop (the “H-D Backstop Amount”) provided by the Parent in exchange for 10,000,000 of common stock (the “H-D Backstop Shares) for a purchase price of $10.00 per share pursuant to the terms of the Business Combination Agreement and as a result of public shareholders exercising their redemption rights with respect to 36,597,112 shares of ABIC Class A common stock for $368.1 million in the aggregate, at a redemption price of approximately $10.06 per share. After giving effect to the business combination, the redemption of ABIC Class A common stock as described above, the issuance of the H-D Backstop Shares and the consummation of the PIPE Investments, there are 202,402,888 shares of LiveWire common stock issued and outstanding as of the closing date. Upon closing, the Parent retained an equity interest in the Combined Company of 89.4%, ABIC’s shareholders have an equity interest in the Combined Company of approximately 1.7%, ABIC’s founders have an equity interest in the Combined Company of approximately 4.0% and KYMCO has an equity interest in the Combined Company of approximately 4.9%. The Company expects that the merger will be accounted for as a reverse recapitalization, with LiveWire being identified as the accounting acquirer.